Code of Ethics

Fundamental Liabilities and Social Responsibilities
1. We will recognize the importance of the basic liabilities and social responsibilities as an asset management company and acquire the trust of the investors by the sound business operations.
In our Code of Ethics, there is a clear message that we will have to adhere to the fiduciary duties stipulated as a code of conduct. We consider that to fulfill the fiduciary duty ultimately results in the accomplishment of the fundamental liability as an asset management company. As a principle, we hereby stipulate in the manual for business operations as an investment trust management company that “In conducting the business operations, we will perform the fiduciary duties in compliance with the principle of the investment trust management company.” And also in the manual for business operations as a discretionary investment management company that in conducting the business operations, we will comply with the customer contracts and perform the fiduciary duties in compliance with the principle of the investment advisory company law. This idea reflects the specific articles of Investment Trust Law and Investment Advisory Law ‚as described below:
“Funds of investors are pooled and managed as investments principally in securities,~, by a person other than such investors through the use of an investment trust~, the fruits thereof are distributed to such investors, ~” (excerpt from Article 1 of ITM Law)
‚“An investment advisor is entrusted with the whole or any part of the authority to make investment decisions based on an analysis of the value of securities, etc., and also with the authority necessary to invest clients’ assets on behalf of such client based on such investment decisions” (Section 4 of Article 2 of Investment Advisory Law)
Social Responsibilities
An asset management company collects money from the investors in general and invests and returns the money with the yields based on the fiduciaries duties. We will have to recognize the sociability and public nature of an asset management company in the financial capital market and be requested to behave ourselves based on the rigid principle and self-responsibility. This will lead to the efficient investment of the funds and contribute to the sound development of the economic society and the protection of the investors.

Compliance with the laws and regulations
2. We will comply with the related laws and regulations and fulfill the sincere and sound business operations.
Compliance
Invesco is regulated by Investment Trust Law, Investment Advisory Law, Securities and Exchange Law, Financial Product Sales Law and other related laws and regulations. In the meanwhile as to the trades with the overseas counterparties, we are also requested to abide by the laws and regulations overseas. This is an asset management company will fulfill the social responsibilities by the compliance with the laws and regulations as well as the sound business operations.
Sincere and sound business operations
In compliance with not only the related laws and regulations but also the association rules and the internal rules, we will have to realize our business principle by conducting the daily operations sincerely and soundly. All directors and employees should conduct the daily operations in recognition of the above fact.
Principle of Conduct
It is important for each of us to recognize our own responsibilities and powers and understand completely the related laws and regulations as well as the internal rules and to implement the scheme which each of us makes the voluntary actions based on our own accord. Every department makes the own check on a daily routines basis as the first checking function, by the independent internal auditor as the second checking function and the audit by the statutory auditor and the external accountants as the third checking function. This is the realistic checking scheme. Violation of the laws is the most crucial risk(linked to the social responsibilities) that the management should pay attention in terms of risk management. Once the violation occurs, the management should try to grasp the issues swiftly and having the continuous contact with the related departments out of its responsibilities, and find out the reasons and settle as soon as possible and work out the countermeasures to prevent its recurrence.

Provision of the High Quality of the Asset Management Service
3. We will contribute to the development of the economic society by providing the high quality of the asset management service in compliance with the investment purpose of the investors.
Provision of the High Quality of the Asset Management Service
The investment needs of investors are constantly increasing under the change of the current investment circumstance. To comply with these needs, we will have to make efforts to increase investment efficiency and quality of the providing service. In terms of the investor protection, we will have to make efforts to strengthen the internal control scheme and risk management set up in line with the diversification and the complexity of the financial capital market. At the same time, we will have to make the correct disclosure and accountability to the investors in line with the profundity and complexity of the proposed products.
Contribution to the economic society
One of the social roles of an asset management company is to support the economic activities of the investors. We will fulfill our social responsibilities to make best efforts to the efficient investment of the funds, the better performance to respond to the needs of the investors.

First Priority on the Customers’ Interests
4. We will fulfill the fundamental responsibility to prioritize the customer’s interests and conduct the proper business operations as an asset management company.
First Priority on the Customers’ Interests
The high quality of the service provision is not always the better performance of the funds but the total service including other service, e.g., the efficient and correct operations, proper trade monitoring, etc. In principle, we should prioritize the customer’s interests and effort to maximize their interest. We can realize the above service by the better performance of the invested funds, the efficient operations, the proper risk management, the better customer service as well as the compliance with the laws and regulations and the risk management.

Protection of Conflicts of Interests
As described above, for the better service provision, it is important to the better performance, the compliance with laws and regulations, the establishment of the risk management but in considering the maximization of the investors’ interests, It is very vital to protect the conflicts of interests.

Transparent Business Operations
5. We will realize the transparent business operations by the appropriate disclosure.
Importance of Disclosure
We can obtain the trust from the investors by the correct disclosure in order to fulfill the fundamental liabilities and the social responsibilities. We should pay attention to the sufficient and correct disclosure of the trusted assets and the corporate information which are vital for the investors’ investment decision making. As to the disclosure content and method, etc., we are legally requested to be sound and correct, etc.
Transparent Business Operations
We are liable of the disclosure against the beneficiaries, Customers, investors, and the market and its accomplishment is one of our social responsibilities.
To clarify the content of the daily operations and the judgment base for everyone, it is our responsibilities to realize the transparent business operations.

Exclusion of Anti-Social Forces
6. We will stand firm against the anti-social forces.
Exclusion of Anti-Social Forces
It is necessary to establish the pre-clearance set-up and the organization to accomplish the social responsibilities to ensure the compliance with the laws and regulations. We are exposed to the risk which we should stand firm against the anti-social forces during the daily operations. As a social member, it is very important for each of us to have the strong faith to stand firm against the anti-social forces which impairs the social order.

Countermeasures
It is very important for us to proceed the correct operations in the course of the daily operations to comply with the anti-social forces and keep the close communication with the related departments in terms of the protection of the troubles. Just in case where we encounter the case, to make the swift contact with the related departments and recognize the alliance and cooperation with the other departments and consider the consultation to the outside police offices, etc.
Alliance with the Outside Parties
The most effective way is to stand firm against the anti-social forces. In this regard, we will have to consult with the police officers and outside legal counsels to comply with the swift handling. It is very important to have close communications with the police offices, legal counsels to exchange information and comply with this issue.
Money Laundering
In accordance with Law concerning Anti-Organization Crimes to have been implemented effective February 1, 2000, the definition of the illegal earnings is more widely defined so that the regulatory reporting on the suspicious trades which used to be limited to the drug trafficking has been expanded substantially to all illegal trades(Criminal Codes, Commercial Codes, Securities and Exchange Law, Foreign Exchange Law, etc.).
It is very important for all directors and employees to recognize and pay attention that the identification of the principal and the report on the suspicious transactions are regulated and so be cautious about the money launderings.
Upon discovery of the money laundering or the case of involvement in the money laundering , immediate report to the person in charge of money laundering and regulatory report to be made accordingly dependent upon the case.

Gifts and Entertainment Policy
Article 1 Purpose
For the purpose of establishing and maintaining the sound and fair relationship with the counterparties, we hereby implement this Gifts and Entertainment ethical conduct, and minimize any conflict, the Gifts and Entertainment Manual outlines Invesco’s approach with regard to the gifts made to or received from and entertainment with, all employees, directors, consultants and contractors of Invesco (who is called “business associate” in this manual) are act with integrity and commitment
Article 2 Definitions
     Definitions for Entertainment and Gift
Entertainment and gift is anything of value given by the company or personnel to Business Associate, or by Business Associate to any Invesco personnel. Gift and Entertainment may include the followings:-
1)	Meal

2)	Sporting Games (Golf Club)

3)	Travel (except the situation of Business Trip)

4)	Mid-Year and Year End Gift

5)	Souvenir

6)	Farewell Gift

7)	Gratuity / Funeral

8)	Services compensation, Receipt of Real Estate, Goods Credit Loan, Loan Offer

9)	Non-Market Price Offer for any security, stocks and other assets

10)	Any Ticket offer
Article 3 Basic Policy
1.	Invesco staffs are expected to have good ethical standards and sense in receiving or entertaining and in being received or entertained by a Business Associate, particularly in the frequency, amount, venue and content.

2.	If the situation occurs in overseas, Invesco staff should are expected to use their professional judgment to deal with this matter.
Article 4 Prohibited Behaviors
1)	Invesco staff must not give or receive any gift and entertainment in the following cases as specified below:

2)	Any gifts and entertainments are prohibited according to the laws and regulations which regulate the counterparty.

3)	In the case where such gifts and/or entertainments will destroy the Invesco’s social trust and image.

4)	Although the gifts/entertainments are to be made in accordance with the business operations, the related objectives are deemed to be personal conducts.

5)	The contents and amount of gifts/entertainments exceed the socially accepted limits in terms of the purpose of the gifts/entertainments and the social status of the recipients of the gifts/entertainments.

6)	The gifts/entertainments are not to be made according to the pre-determined procedure stipulated by this Policy and other related internal rules.

7)	Cash and/or cash equivalents (Except for the gift certificates, and reasonable cash due to the general custom such as the marriage and/or funeral matters)
Article 5 Gifts/Entertainments with Governmental Officials
In principle, the gifts/entertainments granted to the governmental officials (including the quasi-governmental officials stipulated by the related laws and regulations) are prohibited.
Article 6 Procedure for approval and reporting
1.	In case where any director/employee grants the gift/entertainment of the value of JPY 20,000 or more per case, the prior approval of the direct reporting head and the head of Legal and Compliance is required.

2.	In case where any director/employee receives the gift/entertainment of the value of JPY 10,000 or more per case, the prior approval of the direct reporting head and the head of Legal and Compliance is also required.

3.	The preceding approval shall be required according to the pre-determined application format (Appendix I).

4.	In other cases than the preceding Section 1 and 3, the prior approval shall not be required. Provided, however, that in either case where the total aggregate amount of the granted gifts/entertainments for one year is JPY 200,00 or over, or ‚the total aggregate amount of the gifts/entertainments received for one year is JPY 100,00 or over, any director/employee shall make the post report to Legal and Compliance Department.

5.	Legal & Compliance Department will instruct and advise the directors and employees in case of need and will report to the Risk Management Committee if any serious matters occur.

Article 7 Treatment of gifts/entertainments between Invesco directors/employees
1)	This rule is not applied to the cases of gifts/entertainments between-directors/employees or gifts/entertainments related to private matters which have nothing to do with business.

2)	Every employee should conduct the appropriate behavior according to the preceding Article 2 in case of the conducts as specified in the preceding Article 3.
Article 8 Abolition/Amendments of this Policy
     Abolition/Amendments shall be approved by Risk Management Committee.
Addendum
     This manual will be effective on 1 September, 2002.
Regulations on Personal Dealings by Staff
Section I General Provisions
Article 1 Purpose
The purpose of these Regulations, based on the recognition of the public nature and the societal importance of investment managers, is to clarify and outline the rules that all staff must heed when trading a negotiable security for their own account or having any other dealings which might contravene our business.
Article 2 Definition
1.	“Staff” as stipulated herein shall refer to members of Invesco Asset Management (Japan) Ltd. (excluding part-time staff)(referred to as “Invesco” thereafter).

2.	“Family of staff” as stipulated herein shall refer to relatives of staff who live with the staff.

3.	“Securities” as stipulated herein shall refer to securities (including the trading of securities in securities cumulative investment plans), convertible bonds, warrant, bond attached with warrant, bonds (excluding government bonds, municipal bonds, and government-guaranteed bonds), or any funds managed by the Invesco group.

4.	“Transactions” as stipulated herein shall refer to the transaction in securities or any similar acts (including assignment and inheritance).

Article 3 Notification of Trading Account
In the event staff or family of staff opens a trading account for the purpose of trading securities or concluding a securities cumulative investment plan, or transfers or closes said account, they must promptly submit the report on the account with brokerage company (Form A) to the Compliance Officer.
Article 4 Approval of Trading of Securities
Securities may be traded only after undertaking the following procedure:
a) Submit to the Compliance Officer via the Trader the application for securities dealings (Form B). The trader who receives this application shall check seven days prior to said trade to see if the same securities had been traded for the clients. (Please refer to the Article 6-2.)
b) Securities may be traded only after the application form is approved by Compliance Officer. The approved trade should be executed within one trading day following the date of approval, following which time period a new application form must be submitted.
c) Submit to the Compliance Officer a report on the trade as mentioned above (a copy of the trade confirmation issued by the brokerage company) within ten days after said trade. If the trade is not made through a brokerage company, use Form C to report on the settlement method, etc., of said trade.
Article 5 Prohibition of Short-Term Trading
1.	No one may under any circumstance engage in a trade for the purpose of speculative gain. Trades are limited to those whose purpose is investment. “Trades whose purpose is investment” refer to the trading of securities with the intention of holding the securities for no less than six months under a normal market environment. This holding period shall be shortened for 60 days for any staff other than directors and the staff who are registered with FSA as key person. Notwithstanding the foregoing, the basis for the trade of securities in securities cumulative investment plans whose purpose is deemed as investment shall be the first purchase date after subscription (if the securities were acquired after the assessment is increased due to a change in the contract, the first purchase date after the contract is changed; if the securities were acquired after the contract is suspended then resumed, the first purchase date after resumption). In addition, to make clear that the purpose of the trade is investment, the staff must agree to deposit the purchased securities under the securities certificate storage program or to transfer the securities.
2.	No one may under any condition buy back a security that they sold or any security of the same issuer within sixty days.
Article 6 Other Prohibited Actions
1.	No one may handle securities if they are aware of any non-public information on said securities that, if made public, may affect the market price of said securities (refer to the Regulations for the Prevention of Insider Trading).

2.	No one may trade the same securities as that traded on behalf of Invesco clients within seven days before or after the said trade. Therefore, the Trader who receives an application for a personal trade shall check seven days prior to the said trade to see if the same securities had been traded. If upon the report from Trader the Compliance Officer verifies that the same securities had been traded, they shall reject the trade application. Likewise, the Compliance Officer shall check seven days after the trade in the trade application to determine if the same securities had been traded. When a transaction in the same security has been confirmed, the Chief Investment Officer and Compliance Officer will examine the probability of a conflict of interest with customers, and if necessary may order a surrender of the profits arising out of the relevant transaction. Such examination shall be documented.

3.	The above seven-day rule does not apply to a trade where (i) the issuer’s market capitalization is greater than or equal to JPY 100,000,000,000; (ii) the volume of the trade does not exceed 20 times the minimum number of tradable shares, and (iii) the value of the trade does not exceed JPY 2,000,000; provided that a trade under this exception will not be permitted more than once a month with respect to any particular security.

4.	Underwriting of new issues (including secondary issues) by staff is not permitted. Furthermore, if staff finds out that securities in their possession will be listed on an exchange, they shall prepare a report on said securities and submit the report to the Compliance Officer.

5.	No one may do trading of securities on the Invesco restricted list (which will be distributed to all staff by the Compliance Officer), margin trading, futures trading, and commodity trading (including options).

6.	No one may trade securities under the name of another party or a fictitious name.
Article 7 Gifts
1.	No one may, whether directly or indirectly, receive any gifts or be entertained from any of the following units of individuals: Invesco Group, its customers, Group’s affiliated companies, and their customers. In addition, whether directly or indirectly, no staff may trade securities or other assets at prices different from market prices with security companies with whom Invesco has business or with employees and accounting managers of companies engaged in transactions with Invesco.

2.	It is not permitted to give or receive, directly or indirectly, cash or money to or from the Invesco Group, its customers, its affiliates, or persons connected with any of the foregoing.

3.	The rules on gifts and entertainment are set forth separately in the company’s internal regulations.
Article 8 Employment Outside Company
1.	Staffs (excluding part-time staff) are hired to work full-time. Therefore, anyone who is hired for an employment outside Invesco or who wishes to engage in another occupation (excluding funds managed by Invesco) shall, to prevent their other job or occupation from interfering with their job at Invesco, report the nature of said occupation or job in writing in advance, and receive the approval of the President and the Compliance Officer.

2.	A staff who said additional employment is approved shall carefully handle any information obtained on said additional employment to prevent the violation of Invesco and/or regulatory agencies’ rules regarding insider information.
Article 9 Reporting
1.	Staff shall submit every quarter a personal transaction check sheet (Form D) for said quarter within ten days after the end of said quarter.

2.	Staff shall report on the ownership of securities as of December 31 by January 31 the following year using Form E. In addition staff shall report on any securities acquired by stock dividend, stock split, dividend reinvestment plan, etc.

3.	The Compliance Officer, after receiving the quarterly report and annual report as stipulated above, shall evaluate the contents. Any violations or irregularities will be reported by the Compliance Officer to the President.

4.	Each director and employee shall within 10 days of the end of each quarter file a Form F report of any gifts in the preceding quarter, and shall submit it to the department head. The department head shall verify the contents of the report and submit it to the Compliance Officer.

5.	These regulations shall be distributed to staff once a year along with the Regulations for the Prevention of Insider Trading. After receiving the documents, staff shall carefully review their contents and submit to the Compliance Officer a form that confirms all stipulated reports have been submitted (Form E) and acknowledges understanding of the regulations.
Article 10 Initial Reporting for New Staff
Immediately after joining IAMJ staff shall submit the following report to Compliance Officer.
1.	Report on the account with securities company (Form A)

2.	Report on the ownership of securities as of joining date
Acknowledgement of the Regulations on Personal Dealings by Staff and the Regulations for the Prevention of Insider Trading and agreement to follow these rules (Form E-2)
Article 11 Administration
1.	Applications and reports submitted according to stipulations herein shall be held in storage by the company for no less than six years from when they were issued.

2.	The Compliance Officer shall have principal authority over these regulations and report documents.
Article 12 Compliance with relevant Rules and Regulations
A staff who trades securities must comply with these regulations as well as relevant laws, regulations and rules set forth by the Security Investment Trust Association, regulations and rules set forth by the Japan Securities Investment Advisory Association, and any other relevant regulations and rules as designed by IAMJ or Invesco Group Companies.

Article 13 Violations
In the event a trade in violation of these regulations is detected, the Compliance Officer shall receive from the staff who engaged in the trade an explanation in writing, then report, in writing, the incident to the President. As a result, unless said trade is found to be permissible, the company may force the staff to cancel said trade, order the staff to disgorge any profits resulting from the trade, or take other steps, as it may deem appropriate.
Section II. Invesco LTD (IVZ)
Article 14 Transaction of IVZ’s securities
No one under any condition may transact IVZ’s securities for two months before the announcement of IVZ’s interim accounts or annual accounts. In certain other cases personal transactions of IVZ’s securities may be prohibited. No one under any condition may handle IVZ’s securities without the prior approval of IVZ’s Corporate Secretary (except the case of transaction through Invesco Stock Ownership Plan (Jugyoin Mochikabukai)). This is separately controlled in accordance with “Code for the Purposes of Personal Dealings in the Shares of the Company by Directors, Global Partners and Employees” which can be found in the public folder.
Section III. Insider Trading
Article 15 Insider Trading
Under the Japanese Securities and Exchange Act, which was amended in May 1988, it is a crime punishable by fine or imprisonment for a company personnel to use undisclosed information that may affect the price of a security to trade said company’s security for personal gain or to either avoid or reduce loss. To prevent such insider trading, the company provides rules on preventing insider trading. The Japanese Securities and Exchange Act and its details are available from the Compliance Officer.
Article 16 Amendment or Abolition
Amendment or abolition of these regulations shall be by resolution of the executive committee Amendment or Abolition
Supplementary Provisions
These regulations are effective as of February 1, 1994.

Regulations Concerning the Prevention of Insider Trading
1.	Legal and Regulatory Compliance
(1)	Invesco shall comply with the Law Concerning Investment Trusts and Investment Corporations, the Law Concerning the Regulation, Etc., of the Investment Advisory Business in Connection With Securities, and the Securities and Exchange Law, and shall endeavor to prevent insider trading.

(2)	Invesco shall endeavor to have its customers and other persons fully informed of the significance and content of the insider trading regulations on occasions such as collecting information in the investment trust management business and the investment advisory business, as well as at the time of executing agreements.
2.	Management of Important Corporate Information
(1)	In these regulations the following shall be “Important Corporate Information” out of the undisclosed events of which officers and employees are aware in the course of conducting their business:
A.	Decisions
(A)	Listed Companies, Etc.

If the organ that decides on the execution of business of a listed company, etc. (as defined in Article 163(1) of the Securities and Exchange Law. The same shall apply hereinafter) has made a decision to implement the following or if in connection with said decision (limited to those that have been disclosed to the public) the organ has made a decision not to implement the following (see Article 166(2)(i) for reference), excluding those that are covered by the standards set forth in Cabinet Office Order (Article 1-2 of the Cabinet Office Order Concerning Regulation of Transactions in Specified Securities, Etc., of Company Related Persons, Etc.) as being of minimum impact on the investment decisions of investors:
1.	The issuing of shares of stock (including preferred equity investments under the Preferred Equity Investments Laws. The same shall apply in 6. below), warrant, bond attached with warrant, and convertible bond;

2.	Reduction in capitalization;

3.	Reduction in capital reserves or profit reserves;

4.	Acquisition of treasury shares pursuant to Commercial Code Article 210 or Article 211-3 or an equivalent law or regulation of a foreign country (limited to cases in which the listed company, etc., is a foreign company. The same shall apply hereinafter in this Article);

5.	Disposition of treasury shares pursuant to Commercial Code Article 211 or an equivalent law or regulation of a foreign country;

6.	Stock split;

7.	Dividend of profit or surplus or cash distributions within the fiscal year as set forth in Commercial Code Article 293-5 (limited to those for which the amount per share or method differs from the most recent dividend of profit or surplus or cash dividend);

8.	Exchange of shares;

9.	Transfer of shares;

10.	Merger;

11.	Company split;

12.	Assignment or acquisition or all or a part of business or business unit;

13.	Dissolution (excluding dissolution as a result of a merger);

14.	Commercialization of a new product or new technology; or

15.	Business alliance or other event prescribed by Cabinet Order (Article 28 of the Securities and Exchange Law Enforcement Order) as being equivalent to 1 through 14 above.
(B)	Subsidiaries of Listed Companies, Etc.

If the organ that decides on the execution of business of a subsidiary of a listed company, etc. (meaning a subsidiary as prescribed in Article 166(5) of the Securities and Exchange Law. The same shall apply hereinafter) has made a decision to implement or made a decision not to implement any of the following (see Article 166(2)(v) of the Securities and Exchange Law), excluding those that are covered by the standards set forth in Cabinet Office Order (Article 1 of the Cabinet Office Order Concerning Regulation of Transactions in Specified Securities, Etc., of Company Related Persons, Etc.) as being of minimum impact on the investment decisions of investors:
1.	Exchange of shares;

2.	Transfer of shares;

3.	Merger;

4.	Company split;

5.	Assignment or acquisition of all or a part of business or business unit;

6.	Dissolution (excluding dissolution as a result of a merger);

7.	Commercialization of a new product or new technology; or

8.	Business alliance or other event prescribed by Cabinet Order (Article 29 of the Securities and Exchange Law Enforcement Order) as being equivalent to 1 through 7 above.
B.	Events
(A)	Listed Companies, Etc.

If an event as set forth below occurs in connection with a listed company (See Article166 (2) (ii) of the Securities and Exchange Law), excluding those that are covered by the standards set forth in Cabinet Order (Article 2 of the Cabinet Office Order Concerning Regulation of Transactions in Specified Securities, Etc., of Company Related Persons, Etc.) as being of minimum impact on the investment decisions of investors:
1.	Damage resulting from a disaster or damage occurring in the course of execution of business;

2.	Change in major shareholders;

3.	An event that constitutes the cause for delisting or cancellation of the registration of specified securities or options in connection with specified securities; or

4.	An event is set forth in Cabinet Order (Article 28-2 of the Securities Exchange Law Enforcement Order) as being equivalent to 1 through 3 above.
(B)	Subsidiary of Listed Company, Etc.

If an event as set forth below occurs in connection with a subsidiary of a listed company, etc. (Article 166(2) (vi) of the Securities and Exchange Law), excluding those that are covered by the standards set forth in Cabinet Order (Article 1-2 of the Cabinet Office Order Concerning Regulation of Transactions in Specified Securities, Etc., of Company Related Persons, Etc.) as being of minimum impact on the investment decisions of investors:

1.	Damage resulting from a disaster or damage occurring in the course of execution of business; or

2.	An event as prescribed by Cabinet Order as being an event equivalent to that set forth in 1 above (Securities and Exchange Law Enforcement Order Article 29-2).
C.	Settlement Information
(A)	Listed Company, Etc.

If a difference has occurred between the most recent projected value (or if there is no projected value, the public results for the preceding fiscal year) published in connection with the sales, ordinary profits, net profits (hereinafter “sales, etc.”) or dividends or distributions as set forth in A(A)7. of a listed company or sales, etc., of the corporate group to which the listed company, etc., belongs, and a new projected value calculated by the listed company, etc., or in the settlement of said fiscal year (see Securities and Exchange Law Article 166(2)(iii) for reference); provided, however, that this shall be limited to cases covered by the standards set forth by Cabinet Office Order (Article 3 of the Cabinet Office Order Concerning Regulation of Transactions in Specified Securities, Etc., of Company Related Persons, Etc.) as being of significant impact on the investment decisions of investors.

(B)	Subsidiary of a Listed Company, Etc.

If a difference has occurred between the most recent projected value (or if there is no projected value, the public results for the preceding fiscal year) published in connection with the sales, etc., of a subsidiary of a listed company, etc. (limited to an issuer of securities set forth in Securities and Exchange Law Article 2(1)(iv), (v-ii) or (vi) that are listed on an exchange and other persons as prescribed by Cabinet Office Order) and a new projected value calculated by the subsidiary or in the settlement of said fiscal year (see Securities and Exchange Law Article 166(2)(vii) for reference); provided, however, that this shall be limited to cases covered by the standards set forth by Cabinet Office Order (Article 4-4 of the Cabinet Office Order Concerning Regulation of Transactions in Specified Securities, Etc., of Company Related Persons, Etc.) as being of significant impact on the investment decisions of investors.

D.	Other Important Facts:
(A)	Listed Companies, Etc.

A material event in connection with the operation, business or assets of a listed company, etc., that will have a significant impact on the investment decisions of investors, except an event as set forth in A. through C. above in connection with the listed company, etc. (see Securities and Exchange Law Article 166(2)(iv) for reference);

(B)	Subsidiary of Listed Company, Etc.

A material event in connection with the operation, business or assets of a subsidiary of a listed company that will have a significant impact on the investment decisions of investors, except an event as set forth in A. through C. above in connection with subsidiaries of a listed company, etc. (see Securities and Exchange Law Article 166(2)(viii)).
E.	Information in Connection With Public Tender Offerings, Etc.

An event in connection with implementing or halting a public tender offering, etc., as prescribed in Securities and Exchange Law Article 167(1) and (2)), excluding those that are covered by the standards set forth in Cabinet Office Order (Article 7-3 of the Cabinet Office Order Concerning Regulation of Transactions in Specified Securities, Etc., of Company Related Persons, Etc.) as being of minimum impact on the investment decisions of investors
(2)	In these regulations “officers and employees” shall mean officers and employees, contract works and temp staff of Invesco Asset Management (Japan) Limited

(3)	The Company must designate an information control manager from among the officers and employees (which in principle shall be a director or a person with an equivalent position).

(4)	If an officer or employee receives Important Corporate Information or information that is likely to constitute the same, the officer or employee shall immediately report said information to the information control manager.

(5)	If the information control manager receives a report from an officer or employee in connection with the preceding item, the information control manager shall inspect whether said report constitutes Important Corporate Information and if so shall give the necessary instructions concerning management, etc., of the Important Corporate Information.

(6)	If an officer or employee has received Important Corporate Information or information that is likely to constitute the same, or a report of the same, the officer or employee must not communicate the Important Corporate Information to any other person, whether inside or outside the Company, unless approved by the information control manager.
3.	Approach to Business

The Company shall not commit any act based on Important Corporate Information in connection with the implementation of the investment trust management business, investment advisory business, or discretionary investment business.

4.	Approach to Proprietary Trading

The Company and its officers and employees shall not engage in proprietary trading of share certificates, etc., pursuant to Important Corporate Information.

5.	Amendment or Abolition

Amendment or abolition of these regulations shall be by resolution of the executive committee.
Supplemental Provisions
These regulations shall be implemented from July 1, 1996.